To the Board of Directors
Ames National Corporation
Ames, Iowa

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report, dated January 28, 2002, included in and incorporated by reference in the Annual Report on Form 10-K of Ames National Corporation for the year ended December 31, 2001.


/s/ McGLADREY & PULLEN, LLP
---------------------------


Des Moines, Iowa
June 3, 2002





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